Exhibit 15.1


The Board of Directors
Life Re Corporation




      We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333- ) of Life Re Corporation for the registration of 1,725,000 Units of our reports dated May 1, 1997; July 29, 1997; and October 30, 1997 relating to the unaudited condensed consolidated interim financial statements of Life Re Corporation that are included in its Forms 10-Q for the quarters ended March 31, 1997; June 30, 1997; and September 30, 1997.


                                    /s/   Ernst & Young LLP



Stamford, Connecticut
February 12, 1998